Exhibit 10.29

SALE OF VCG’S 100% MEMBERSHIP INTEREST IN EPICUREAN ENTERPRISES, L.L.C.,

[An Arizona Limited Liability Company]

THIS SALE AGREEMENT FOR VCG’S 100% MEMBERSHIP INTEREST IN EPICUREAN ENTERPRISES, L.L.C., hereinafter referred to as the “Agreement,” is made and entered into as of the 15th day of January 2007, by and between VCG Holding Corp., a Colorado corporation, hereinafter referred to as the “Seller,” and Cory James Anderson, an individual resident of Arizona, hereinafter referred to as the “Buyer.”

RECITALS

WHEREAS, the Seller is, or will be at the closing of this transaction (the “Close” or “Closing”), the owner of a 100% membership interest in Epicurean Enterprises, L.L.C., an Arizona limited liability company, doing business as The Penthouse Club at 1902 N. Black Canyon Freeway, Phoenix, Arizona; and,

WHEREAS, the Seller intends and desires to sell, and the Buyer intends and desires to purchase, all of Seller’s 100% Membership Interest in Epicurean on the terms and conditions hereinafter stated.

NOW, THEREFORE, in furtherance of the parties intents and desires, and in consideration of the premises and mutual covenants, conditions and agreements between the parties as hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION I

TERMS OF SALE

1.1	SALE OF MEMBERSHIP INTEREST: Seller shall sell to Buyer, and Buyer shall purchase and acquire from Seller, free of all liabilities and encumbrances, except those hereinafter expressly provided, and subject to all the terms and conditions hereinafter set forth, all of the right, title and interest of Seller in and to Epicurean, which will equal one hundred percent (100%) of all membership interests in Epicurean at the time of Close.

1.2	ASSETS OF EPICUREAN: The Assets of Epicurean include, but are not limited to the following: A certain Arizona Series 6 Liquor License # 06070572 and the inventory and liquor currently situated at 1902 N. Black Canyon Freeway, Arizona; These assets are currently utilized in the operation of an adult live entertainment establishment at 1902 N. Black Canyon Freeway, Phoenix, Arizona. A more precise itemization of Epicurean’s assets that are included with this sale is set out in the attached Schedule A.

1.3	EXCLUDED ASSETS: The following assets are excluded from this membership interest sale and shall be transferred from Epicurean to VCG:

(i)	All cash on hand and amounts on deposit with financial institutions at the time of closing.

(ii)	All utility deposits of Epicurean existing at the time of Closing.

(iii)	All claims, rights and causes of action against third parties accrued to Epicurean up to the moment of Closing.

(iv)	All credit card receivables accrued to Epicurean up to the time of Closing.

1.4	SIMULTANEOUS CLOSING CONDITIONS: This Agreement is conditioned on the simultaneous execution of a new lease for the property located at 1902 N. Black Canyon Freeway, Phoenix, Arizona. This condition may not be waived by either Buyer or Seller. The new lease is attached as schedule B and will contain a Option to Purchase for the real property and will contain terms normally and customarily used in such an agreement.

1.5	TRADENAME: The Buyer will own the interest in the name “Epicurean Enterprises,” however, there is no other name, tradename or logo that is a part of the assets involved in this sale.

1.6	MEMBERSHIP PURCHASE PRICE: The parties agree the Purchase Price for all of the Seller’s membership interest in Epicurean is Two Million Five Hundred Thousand ($2,500,000.00) Dollars. The parties agree the value associated with the purchase of the above referenced Liquor License is $200,000.00. The parties further agree this Purchase Price shall be paid by the Buyer to the Seller as follows:

At Closing	$ 2,500,000.00
The above payments can be made in cash or common stock of VCG

1.7	INDEMNIFICATION: Seller agrees to indemnify Buyer and hold Buyer harmless as to any expenses, damages, losses, or liabilities incurred by Buyer as a direct result of claims, obligations, or liabilities attempted to be enforced against Epicurean after Closing for an event, act or omission that arose prior to Closing, or as a result of any breach of any of Seller’s representations or warranties contained in this Agreement.

1.8	TRANSFER EXPENSES: The Buyer agrees to pay any expenses associated with any liquor license transfer or recording expenses or expenses related to notices to the State of Epicurean’s change of Members, Agents or Officers.

1.9	CLOSING DATE: The Closing Date for this transaction is five (5) days after complete satisfaction, or waiver by Buyer and Seller, of the Conditions contained in Section 5.2 of this Agreement. Closing shall occur at any place the parties agree. The closing date shall be prior to February 1, 2007.

1.10	BUYER POSSESSION OF THE ASSETS: Buyer’s actual possession of the Assets in Exhibit A shall occur simultaneous with Closing this transaction and complete payment of the sums due at Closing pursuant to this Agreement.

1.11	INCORPORATION OF EXHIBITS: The parties agree that all of the Exhibits referenced in this Agreement shall be incorporated into this Agreement and are as effective as integral and material parts of this Agreement.

SECTION II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller makes the following representations and warranties to Buyer. All representations and warranties that are made are made to the best of Seller’s pre-closing knowledge and shall refer to the actual knowledge of Seller, as well as the pre-closing officers and Members for Epicurean Enterprises, L.L.C. and VCG Holding Corp. These representations and warranties shall survive the Closing.

2.1	ORGANIZATION: Seller represents and warrants that at the time of Closing, he will be the sole owner of 100% of the membership interests in Epicurean; that Epicurean is an Arizona limited liability company and duly organized, validly existing and in good standing under the laws of the State of Arizona, with all the requisite power and authority to conduct its lawful business in the State of Arizona, and otherwise to carry on an adult live entertainment establishment at 1902 North Black Canyon Freeway, Phoenix, Arizona, and otherwise to carry on its operation and business as it is now being carried on at such location.

2.2	ORGANIZATION AUTHORITY: The Seller has the necessary and requisite power and capacity to enter into this Agreement.

2.3	NO VIOLATION OF ARTICLES OR OPERATING AGREEMENT: Neither the execution and delivery of this Agreement by the Seller, nor the performance by the Seller of his obligations hereunder, nor the consummation by him of the transactions contemplated by this Agreement (a) Violates any provision of the Articles of Organization or Operating Agreement of Epicurean, nor (b) to the best of the Seller’s knowledge, does it violate any statute or law or any judgment, decree, order, regulation or rule of any court or government authority to which the Seller or Epicurean are subject, and which would have a material, adverse effect on Epicurean or the Buyer as Epicurean’s owner.

2.4	LITIGATION/CLAIMS: Seller has no actual knowledge of any litigation, claims, arbitration, or administrative proceeding pending or threatened against Epicurean or its assets, including its liquor license.

2.5	KNOWLEDGE OF CURRENT VIOLATIONS/ADMINISTRATIVE ACTIONS INVOLVING EPICUREAN: Epicurean is not in violation of any law, regulation, consent order, order, judgment, injunction or decree against it the effect of which would be materially adverse to the Epicurean ownership in the hands of the Buyer.

2.6	NO WARRANTIES: Seller makes no warranty of fitness for use or merchantability respecting the Assets set forth in Exhibit A. THIS PROVISION DOES NOT APPLY TO EPICUREAN’S LIQUOR LICENSE, WHICH IS WARRANTED BY Seller TO BE CURRENT AND IN GOOD STANDING AND NOT SUBJECT TO ANY ADVERSE OR EQUITABLE CLAIMS AND ALSO NOT SUBJECT TO ANY PENDING ADMINISTRATIVE ACTIONS.

2.7	SELLER’S REPRESENTATION RESPECTING THE USE OF THE EPICUREAN BUSINESS PREMISE: The property located at 1902 N. Black Canyon Freeway is an “A-1” zoned District in Phoenix, and Epicurean has used these premises since November 2, 1998 as a “bar” and “adult live entertainment establishment,” as those words in quotes are defined by the Phoenix Zoning Ordinances,.

2.8	DUTY TO COOPERATE. Seller and Seller’s attorney will reasonably cooperate with the Buyer and Buyer’s attorney to determine conclusively,

prior to Closing, that the location of 1902 N. Black Canyon Freeway may lawfully be currently used as a “bar” and “adult live entertainment” establishment, as these terms are defined by the Phoenix Zoning Ordinance.

2.9	SELLER’S REPRESENTATIONS RESPECTING TAX RETURNS. The Seller, as Managing Member of Epicurean, will cause to be filed and paid in a timely manner all applicable federal, state and local taxes related to income received from Epicurean up to and through December 31, 2006. Seller warrants that all tax returns filed or to be filed by or on behalf of VCG., and related to income or loss from Epicurean are, or will be, substantially accurate, and to the best of Seller’s knowledge will not result in any future claim against the assets of Epicurean in Buyer’s hands. Seller also warrants that no examination of any of the tax returns of VCG is pending, and that neither Epicurean or VCG has been notified by any taxing authority of an intent to conduct an examination of any such tax return. Seller further warrants that VCG is responsible for and will timely pay all income tax liabilities of Epicurean up to the date of Closing.

2.10	TITLE TO ASSETS: Seller warrants that as of the Closing Epicurean has good, marketable unencumbered title to the Assets referred to herein free and clear of all liens, claims and encumbrances.

2.11	CURRENT LEASE NOT IN DEFAULT: Seller warrants that neither he nor Epicurean are currently, and at the time of the Closing will not be, in default of any lease applicable to the Epicurean business premises and any such lease shall be terminated without any further liability on the part of Epicurean prior to Closing.

2.12	REPRESENTATIONS CONCERNING ENTERTAINERS WHO HAVE APPEARED, OR ARE APPEARING, AT EPICUREAN’S BUSINESS PREMISES: The Seller represents that Epicurean:

(i)	Has always properly classified workers, lessees, licensees, employees, and independent contractors for tax and minimum wage payment purposes.

(ii)	Has never, since the inception of the formal organizational status of Epicurean, treated any topless performer appearing on the Epicurean business premises as an employee of Epicurean, or paid any employer’s share of withholding tax on the earnings of any such person.

(iii)	Has never, since the inception of the formal organizational status of Epicurean been the object of any claim or suit by any person or government entity asserting failure to pay minimum wage to any person or report income or tips of any person.

2.13	REPRESENTATIONS RESPECTING CUSTOMERS AND EMPLOYEES: The Seller makes no warranty or representation that the present customers of the business will continue patronizing his business following the Buyer’s execution or closing of this Agreement, or that Epicurean’s current employees will continue to remain as employees of Epicurean after the execution or Closing of this transaction.

2.14	INSURANCE: Epicurean maintained in full force and effect a policy of general liability insurance without any lapses in coverage.

2.15	MEMBERSHIP OWNERSHIP: Seller’s interest in Epicurean to be transferred hereunder represents one hundred percent (100%) of all the equitable, beneficial or legal interest in Epicurean Enterprises, L.L.C. There are no other interests in Epicurean that are outstanding or promised, and there are no options, warrants or debt instruments, nor any other interest in Epicurean Enterprises, L.L.C. that at Closing shall be, issued or outstanding.

2.16	TERMINATION OF LEASE. At the time of Closing, the prior lease with Epicurean for the use of the property located at 1902 North Black Canyon Highway, Phoenix, Arizona shall be terminated by Seller and there shall be no residual liability owed by or behalf of Epicurean related to such lease. The new lease is attached as schedule B.

2.17	COOPERATION. VCG will promptly cooperate following the Closing with respect to any reasonably required paperwork necessary to approve and notify the Arizona Department of Liquor Licenses and Control of a change of agent and control of Licensee.

2.18	OCCUPANCY PERMIT AND USE OF THE PREMISES: Epicurean Enterprises, LLC. has been issued in 1996 an Occupancy Permit for 1902 N. Black Canyon Freeway which states that this property may be used for a bar and adult live entertainment purposes.

SECTION THREE

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby covenants, represents and warrants to the Seller as follows:

3.1	BUYER’S FINANCIAL ABILITY TO PURCHASE SELLER’S MEMBERSHIP INTEREST: Buyer has, or has immediate access to, funds sufficient to purchase the Seller’s interest in Epicurean within the time periods, and within the manner and at the amounts specified in this Agreement.

3.2	BINDING OBLIGATION OF BUYER: This Agreement is a legal, valid and binding obligation of the Buyer and any person executing this Agreement on behalf of Buyer represents and warrants that they have the requisite authority to execute this Agreement on behalf of Buyer and to bind Buyer to this Agreement.

3.3	QUALIFICATIONS TO HOLD AN ARIZONA LIQUOR LICENSE. Buyer is familiar with Arizona liquor law regarding qualifications to hold an Arizona liquor license and Buyer reasonably believes it is qualified and eligible to be a controlling person/entity of Arizona liquor license #06070572.

3.4	NO VIOLATION: Neither the execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder, nor the consummation by him/it of the transactions contemplated by this Agreement will (a) violate any provision of the Articles of Incorporation or Bylaws of the Buyer, (b) to the best of the Buyer’s knowledge, violate any statute, law, regulation, or any judgment, decree, order, regulation or rule of any court or government authority to which the Buyer is subject, or (c) violate or constitute a breach of any agreement to which the Buyer is subject.

3.5	CORRECTIONS TO IDENTIFY NEW MEMBER: Buyer will delete and correct after Closing any materials or references it receives from third parties showing VCG as having any position or ownership of Epicurean, and further agrees to not hold itself or Epicurean out, after Closing, as having any connection with VCG other than with respect to acts or omissions occurring prior to Closing.

3.6	LEGAL REPRESENTATION. Buyer has consulted its own counsel respecting the terms and conditions of this Agreement.

3.7	LEGAL CAPACITY. Buyer is an individual residing in Arizona duly and is qualified to do business in the State of Arizona.

3.8	DUE DILIGENCE. The Buyer has visually inspected the Property and is familiar with ARS Title 4, Chapter 6 of the Phoenix City Code, and the Phoenix Zoning Ordinance provisions respecting bars and adult live entertainment establishments.

3.9	CONTINUED USE. Following the Closing, Buyer and its successors or assigns, if any, will continue to use the Property for a “bar” and an “adult live entertainment” establishment and may use some portion of the Property for a “sexually oriented business,” as those terms are defined in the City of Phoenix Code and Zoning Ordinances, in a manner that is consistent with all applicable statutes, regulations and ordinances issued or enforced by any governmental body, department or agency, including, without limitation, the Code of the City of Phoenix, Chapter 6 and Chapter 10, Art. XII, Sections 10-131 through 10-148, and will not act or fail to act, nor will it permit any of its officers, directors, employees, agents, lessees, or independent contractors to act or fail to act, in any manner which would result in the inability to continue conducting any business on the Property which constitutes an “adult live entertainment” use.

3.10	PROTECTION OF LIQUOR LICENSE. Following the Closing, the Buyer, its officers, employees, agents, lessees, and independent contractors will use their best faith efforts employing the highest standard of care to prevent any act, failure to act or violation of any statute, ordinance, regulation or code section of any governmental entity to occur which would effect or jeopardize in any material way the validity or value of Liquor License No. 06070572.

SECTION FOUR

ADDITIONAL COVENANTS

4.1	DOCUMENTS ON AGREEMENT EXECUTION: On execution of this Agreement the Buyer and Seller shall each receive a fully executed copy of this Agreement, all Exhibits and Attachments to this Agreement including the following Documents:

Document Number 1	Articles of Organization of Epicurean.
Document Number 2	Operating Agreement of Epicurean.
Document Number 3	Copy of all versions of independent contractor agreements used with entertainers at the Epicurean business premises.
Document Number 4	All Books and Records of Epicurean, including evidence of all required regulatory filings, in the possession of Seller or Seller’s attorneys, and all records required to be maintained by a liquor licensee pursuant to Title 4 of the Arizona Revised Statutes and any regulations promulgated thereto.
Document Number 5	Copies of Epicurean casualty insurance policies for the period from 2003 until 2007.
Document Number 6	Copies of all original licenses and permits in the name of Epicurean Enterprises, L.L.C. or referencing 1902 North Black Canyon Freeway [including Liquor License # 06070572], with the originals to be provided to Seller at the Closing.

4.2	CLOSING DOCUMENTS. In addition to the above, at Closing Date the Seller shall deliver to the Buyer the following:

(i)	Any existing maintenance and/or warranty records related to Assets conveyed by this Agreement.

(ii)	Certified Minutes of Epicurean acknowledging the sale of the 100% membership interest of VCG to Cory James Anderson., a change of statutory and Liquor Agent, and accepting resignations of current Officers and acknowledging this sale.

(iii)	Completed Change of Agent notice as required by the Arizona Department of Liquor Licenses prepared by Buyer and singed by Seller.

(iv)	A Change of Statutory Agent prepared by Buyer and signed by Seller on behalf of Epicurean Enterprises, L.L.C.

(v)	Any other document reasonably required by Buyer, Seller, their attorneys, and any closing agent involved in this transaction.

4.3	BUYER TO DELIVER TO SELLER: At Closing the Buyer shall deliver to the Seller the following:

(i)	Cash and stock in VCG in the amount $2,500,000.00 payable to or in the name of VCG.

SECTION FIVE

5.1	SELLER’S MAINTENANCE OF USE OF PROPERTY AS A PHOENIX “ADULT LIVE ENTERTAINMENT” ESTABLISHMENT: Buyer has informed the Seller that Buyer’s sole intended use of the 1902 N. Black Canyon Freeway property is as a “bar” and an “adult live entertainment establishment.” Without Buyer’s right and ability at the time of closing to so use the Property, the Buyer would have no use for the Property or the Seller’s interest in Epicurean. Therefore, for this Agreement to close the 1902 Black Canyon Freeway property must, at the time of closing, be permitted, under Phoenix Ordinances and Zoning Code, to open and operate a “bar” and an “adult live entertainment establishment.”

5.2	CONDITIONS OF THIS SALE: In addition to the condition set forth in Section 1.4 of this Agreement, the obligations of the Buyer to perform hereunder are conditioned on the satisfaction of each of the following (all or any part of which may be waived by both the Buyer and the Seller, acting jointly) on or prior to the Closing Date:

(i)	The Representations and Warranties of the Seller contained in this Agreement shall be true and correct.

(ii)	The approval by Buyer of any documents ancillary to this Agreement.

(iii)	As of Closing that a “bar” and an “adult live entertainment establishment,” as those terms are defined by the Phoenix City Code and Zoning Ordinance, are all currently lawful and “permitted uses” of the Property by Buyer [as an owner, lessee or licensee] pursuant to the City of Phoenix Ordinances, Phoenix Zoning Code and Arizona state law, unless such use is prohibited or restricted as the result of the direct or indirect acts or omissions of the Buyer, its affiliates or related entities, or the officers, directors, members, shareholders, employees, agents or independent contractors of any of them.

(iv)	That prior to Closing the Seller provide to Buyer’s attorney, any and all records of Epicurean in Seller’s possession referring to:

a)	Classification of topless or bottomless entertainers who have appeared or are appearing at Epicurean’s business premises; and,

b)	Agreements between Epicurean and topless entertainers who have appeared or are appearing at Epicurean’s business premises respecting their status with Epicurean as “employees” or “independent contractors.”

(v)	That as of Closing the Buyer is permitted by law, regulation, and/or license grant or transfer, to immediately operate at the Property a “bar” and an “adult live entertainment establishment” as those terms are defined by the Phoenix City Code and Zoning Ordinance, unless such use is prohibited or restricted as the result of the direct or indirect acts or omissions of the Buyer, its affiliates or related entities, or the officers, directors, members, shareholders, employees, agents or independent contractors of any of them.

(vi)	That prior to Closing, VCG will be the sole Member of EPICUREAN ENTERPRISES, L.L.C. at the time of Closing, has agreed to indemnify the Buyer for any losses or damages suffered by the Buyer as a result of any Seller misrepresentations, fraud, or Seller caused performance failures related to this Agreement.

(vii)	That prior to Closing, Buyer has agreed to indemnify and hold Seller and Epicurean harmless for, from and against any losses, injuries, damages, claims and causes of action of any type caused by the acts or omissions of Buyer, its affiliates or related entities, or the officers, directors, members, shareholders, employees, agents or independent contractors of any of them.

(viii)	That the Buyer has acquired, to its reasonable satisfaction, all final permits, licenses, and approvals from all regulatory bodies or agencies required to permit the Buyer to lease, own, use, and operate the Property or business at 1902 N. Black Canyon Freeway, Phoenix, Arizona as an “adult live entertainment” establishment, as that quoted term is defined by Arizona law and the Phoenix City Code and Zoning Ordinance.

(ix)	That the records of Epicurean Enterprises are complete and in good order.

SECTION SIX

MISCELLANEOUS

6.1	CONFIDENTIALITY: The Buyer and the Seller agree to keep the terms and timing related to this Agreement confidential to the extent legally permissible and practically possible.

6.2	COOPERATION: Buyer and Seller agree to reasonably cooperate with one another to assure a smooth transition of the business license, ownership and control from Seller to Buyer.

6.3	FURTHER ASSURANCES: Seller and Buyer jointly and severally agree to use their best efforts to obtain any consents or approvals by any third party or Government authority or agency which are required or reasonably deemed desirable by Buyer in connection with the completion of the transactions contemplated by this Agreement.

6.4	FEES AND EXPENSES: Except as otherwise provided herein, the parties hereto shall bear their own costs and expenses incurred in connection with this transaction.

6.5	BROKERAGE. The Buyer and Seller agree, represent and warrant that there is NO brokerage obligation or relationship related to this transaction.

6.6	NOTICES TO THIRD PARTIES, VENDORS. Following the Closing Date the Seller will notify all persons-entities-government agencies and regulatory authorities which had any business or regulatory relationship with the Seller that the Seller has sold his interest in Epicurean, and that the Seller is no longer involved in any business at the 1902 N. Black Canyon Freeway, Phoenix, Arizona.

6.7	BULK SALES. The parties agree UCC Bulk Sales provisions are not applicable.

6.8	ASSIGNMENT. The benefits and burdens of this Agreement are personal in nature and no party, except as provided in Section 7.4, shall assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other party.

6.9	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns.

6.10	PRESERVATION OF THE BUSINESS. Without purporting to make any commitment, Seller shall exercise all reasonable efforts to: (i) preserve the present relationship of Epicurean with all persons having business dealings with Epicurean; and, (ii) preserve and maintain in force all licenses, permits, registrations, franchises, and other similar rights applicable to up until Closing and to reasonably accommodate the efforts and activities of Buyer to accomplish a change of liquor agent, statutory agent, and transfer of a controlling interest in Epicurean Enterprises, L.L.C. from VCG to Buyer.

6.11	NOTICES. Any notice, demand or request required or permitted to be given under any provision of this Agreement shall be in writing and delivered personally or by certified or registered mail (with return receipt requested, and postage prepaid) to the following address, or to such other address as either party or their legal representative may request by notice in writing to the other party:

If to Seller:	VCG Holding Corp.
Troy Lowrie
390 Union Blvd., Suite 540
Denver, CO 80228

If to Buyer:	Cory James Anderson
10954 E. Southwind Lane
Scottsdale, AZ 85262
Tel: 602-615-3800

6.12	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, understanding, negotiations and discussions between the parties and/or their counsel on the subject of this Agreement or topic(s) related to this Agreement. No amendment, modification or waiver of this Agreement shall be binding unless evidenced by an instrument in writing signed by the Buyer and Seller.

6.13	CONSTRUCTION. The captions and headings of this Agreement are for convenience and reference only, and shall not control or effect the meaning or construction of this Agreement.

6.14	APPLICABLE LAW, VENUE: This Agreement is to be performed in Phoenix, Arizona and shall be governed by the internal substantive laws of the State of Arizona (without reference to choice of law principles) and, to the extent they preempt the laws of such state, the laws of the United States. In the event any litigation is commenced relating to this Agreement, the parties hereby irrevocably submit to the process, jurisdiction and venue of the courts of the State of Arizona, in and for the County of Maricopa, for the purpose of suit, action or other proceedings arising out of or relating to this Agreement and any such action shall be commenced only in such courts.

6.15	SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement shall not effect the validity or enforceability of any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted. The invalidity or unenforceability of any provision of this Agreement to any person or circumstance shall not affect the validity or enforceability of such provision as it may apply to any other persons or circumstances.

6.16	WAIVER. The failure in one or more instances of a party to insist upon performance of any of the terms, conditions and covenants set forth in this Agreement, or the failure of a party to exercise any right or privilege conferred by this Agreement, shall not thereafter be construed thereafter as waiving their right to insist upon performance of such terms, conditions or covenants or the rights to exercise such privileges and rights, which shall continue to remain in full force and effect as if no forbearance had occurred.

6.17	ATTORNEYS FEES. If either party to this Agreement should bring an action in any court of competent jurisdiction to enforce or obtain an interpretation of this Agreement, the prevailing party in that litigation shall be entitled to a judgment for the costs of the action and reasonable attorneys’ fees incurred in prelitigation efforts to resolve the issues between the parties, investigation and research, as well as the attorneys fees associated with actual action following its commencement, in addition to any other relief granted by the court.

6.18	MEDIATION. In the event of a dispute between the parties concerning the subject matter of this Agreement the parties agree to first to attempt to informally mediate their dispute prior to instituting any litigation.

6.19	COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together will constitute for all purposes one and the same instrument.

6.20	FACSIMILE SIGNATURE. The parties agree a facsimile signature shall be as effective as an original.

6.21	AGREEMENT NOT TO COMPETE. The Seller agrees that for a period of three years after the Closing Date he will not, directly or indirectly, own or have any interest in an adult oriented nightclub or bar within three (3) miles of the Property.

6.22	ASSISTANCE OF COUNSEL. Buyer states that it has had the assistance and counsel of their attorney in the review of the terms and conditions of this Agreement.

6.23	SURVIVAL OF COVENANTS, REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION’S. All covenants, representations and warranties made by any party to this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement. The representations and warranties made by either party in this Agreement shall survive the Closing indefinitely.

IN WITNESS WHEREOF, the parties have executed this Agreement for the Sale Of VCG’s 100% Membership Interest In Epicurean Enterprises, L.L.C. as of the 15th day of January, 2007.

“SELLER”	“BUYER”

/s/ Troy H. Lowrie	By:	/s/ Cory James Anderson
VCG Holding Corp.		Cory James Anderson
Troy Lowrie		Individually
CEO